Exhibit 99.1

For release: May 6, 2020	Contact: Brian Dingerdissen
Essential Utilities Inc.
Investor Relations
O: 610.645.1191
BJDingerdissen@Essential.co

Gretchen Toner
Communications and Marketing
484.368.4816
Media@essential.co

Essential Utilities reports financial results for Q1 2020

Essential closes on Peoples acquisition

and secures financing

BRYN MAWR, Pa. – Essential Utilities Inc. (NYSE:WTRG) (“Essential”), formerly Aqua America Inc., today reported results for the first quarter ended March 31, 2020.

First Quarter Highlights

On March 16, 2020, Essential closed the $750 million previously announced investment from the Canada Pension Plan Investment Board and completed the acquisition of Peoples, a natural gas distribution utility, serving over 747,000 customers in Western Pennsylvania, Kentucky and West Virginia, increasing its utility footprint to serve approximately 5 million people across 10 states. This followed the Feb. 3, 2020, name change of Aqua America, Inc. to Essential Utilities, Inc. in recognition of creating one of the largest publicly traded water, wastewater and natural gas providers in the U.S.

During the first quarter, Essential also filed the DELCORA wastewater acquisition application with the Pennsylvania PUC, for a municipal acquisition that will be the largest in both the company’s history and that of the Commonwealth of Pennsylvania.

“The first quarter of 2020 will be remembered as a significant milestone in the company’s history. While the company changed its name and closed on a transformative acquisition, Essential was able to provide continuous water, wastewater and natural gas service to the five million people we serve during the challenging COVID-19 pandemic,” said Essential’s Chairman and CEO Christopher Franklin. “The company remains strongly positioned to play an important role in solving today’s infrastructure challenges and supporting our mission of delivering safe and reliable natural resources that are essential to everyday life.”

Operating Results

Essential reported net income for the first quarter 2020 of $51.8 million (GAAP), or $0.20 per share (GAAP), compared to $16.9 million, or $0.09 per share, for the first quarter 2019. Results for the first quarter of 2020 include Peoples transaction-related items and include the operating results of Peoples, Essential’s regulated natural gas segment, from the closing on March 16, 2020 until the quarter end. In order to provide a meaningful comparison to other periods, adjusted income and adjusted income per share (both non-GAAP financial measures) for the first quarter of 2020 exclude Peoples-related transaction expenses and include a normalized pro forma adjustment for the Peoples operating results for the period January 1, 2020 to March 15, 2020 to provide the basis for a 2020 full-year run rate of operating results. Adjusting for those items, Essential’s adjusted net income in the first quarter of 2020 was $153.7 million (non-GAAP), or $0.60 per share (non-GAAP), an increase in adjusted income per share of 114.3 percent from the prior year. Please refer to the reconciliation of GAAP to non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

Essential’s revenues for the quarter were $255.6 million, an increase of 27.1 percent compared to $201.1 million in the first quarter of 2019. The recently acquired natural gas utility contributed $38.5 million of this revenue growth, while the remainder was largely due to rate increases in the regulated water segment. Operations and maintenance expenses increased to $106.6 million for the first quarter of 2020 compared to $79.3 million in the first quarter of 2019. The increase in operations and maintenance expenses was primarily a result of an increase in Peoples transaction-related expenses of $18.8 million and regulated natural gas segment operations and maintenance expenses of $8.8 million.

Essential’s regulated water segment reported revenues for the quarter of $216.2 million, an increase of 8.0 percent compared to $200.2 million in the first quarter of 2019. Rates and customer growth from both organic growth and acquisitions were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment decreased 0.9 percent to $73.7 million for the first quarter of 2020 compared to $74.3 million.

Essential’s regulated natural gas segment reported revenues for the period since Peoples was acquired, between March 16, 2020 and March 31, 2020, of $38.5 million. Operations and maintenance for the same period for Essential’s regulated natural gas segment were $8.8 million, and purchased gas costs were $12.8 million.

In March, the company elected the repair tax accounting method change, as permitted under IRS regulations, for its Peoples Natural Gas subsidiary in Pennsylvania, Essential’s largest natural gas subsidiary. This change allows a tax deduction for qualifying infrastructure investments that were formerly capitalized for tax purposes and reduced income tax expense by $5.9 million for the first quarter of 2020. The company will use flow-through accounting for the repair benefit, allowing the tax impact to be reflected on its financial statements. The ongoing tax accounting change allows Peoples Natural Gas to continue its infrastructure improvement program benefiting customers, the community and shareholders. This should also benefit customers by providing more time between rate cases and mitigate future rate increases.

Dividend

On April 2, 2020, Essential’s board of directors declared a quarterly cash dividend of $0.2343 per share of common stock. This dividend will be payable on June 1, 2020 to shareholders of record on May 15, 2020. Essential has paid a consecutive quarterly cash dividend for 75 years.

Financing

As a preventive measure to address liquidity concerns related to COVID-19 and its potential economic and capital markets impacts, the company secured and borrowed an additional $500 million on a 364-day term loan in early April 2020. As a conservative measure, the company maintains these cash balances and is evaluating the timing of repayment as the impacts to revenue and bad debt become more apparent in light of challenging business conditions and increased unemployment.

On April 13, the company completed a $1.1 billion public debt offering, with $500 million of 10-year notes issued at 2.70 percent and $600 million of 30-year notes issued at 3.35 percent, for a weighted-average tenor of 20.9 years and a weighted-average coupon of 3.06 percent. The company used these proceeds to pay down short-term borrowings and credit lines. On April 14, the company priced $175 million of First Mortgage Bonds (“FMB”) for Aqua Pennsylvania. The bonds have three tranches with a weighted-average tenor of 33.5 years and a weighted-average coupon rate of 3.52 percent. Upon closing on May 1, 2020, the proceeds of these bonds were used to pay off short-term borrowings and will be used to fund a pending acquisition. As of May 1, after considering the effects of these financings, the company had $1.1 billion of capacity to borrow on various credit facilities.

“In the face of uncertain economic and capital markets conditions, we took the prudent action of securing the term loan, and then, after the credit markets normalized, issued $1.1 billion of public debt at favorable terms for our customers and shareholders. Next, we’ll select the appropriate steps to repay the term loan, as the COVID-19 situation develops and its impacts become clearer,” stated Franklin.

Water utility acquisition growth

Essential’s continued acquisition growth allows the company to provide safe and reliable water and wastewater service to an even larger customer base. On Jan. 24, 2020, Essential Utilities closed its acquisition of the water system of Campbell, Ohio, a utility with approximately 3,100 customer connections. For the quarter, customer growth for the company’s water utilities totaled 0.6 percent including organic growth.

Essential also has signed purchase agreements for other municipal water and wastewater acquisitions that are expected to add the equivalent of over 205,000 water and wastewater retail customers and approximately $327 million in expected rate base. This includes the previously announced signed purchase agreement between Essential’s regulated water segment subsidiary, Aqua Pennsylvania Wastewater, and the Delaware County Regional Water Quality Control Authority (DELCORA) to acquire the municipal authority’s wastewater assets for $276.5 million. DELCORA serves a population of approximately 500,000 people in 42 municipalities in Southeast Pennsylvania. This represents the equivalent of 198,000 retail customers.

In April, fair market value legislation was passed in Virginia. The law allows regulated water companies to pay fair market values for the purchase of water and wastewater systems, benefiting local governments and other water utility owners, customers and the environment. This vital legislation has now been enacted in all eight states in which Essential Utilities provides regulated water services.

Capital expenditures

Essential invested $118.7 million in the first three months of the year to improve its regulated water and natural gas infrastructure systems. This does not include an additional $53.5 million that was invested by Peoples, pre-closing, during the period from Jan. 1, 2020 to March 15, 2020. The company remains on track to replace and expand its water and wastewater utility infrastructure by investing approximately $550 million in 2020. Additionally, the company expects to invest approximately $400 million in 2020 to replace and upgrade its natural gas utility infrastructure (including capital invested in 2020 prior to Essential’s ownership). In total, infrastructure investments of approximately $2.8 billion are expected through 2022 to improve water and natural gas systems (including capital invested at Peoples in 2020 prior to Essential’s ownership). The capital investments made to rehabilitate and expand the infrastructure of the communities Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Rate activity

To date in 2020, Essential’s regulated water segment has received rate awards or infrastructure surcharges in Illinois, North Carolina, Ohio and Virginia totaling an estimated increase in annualized revenues of $5.2 million. Additionally, Essential’s regulated natural gas segment has received rate awards or infrastructure surcharges in Kentucky and Pennsylvania totaling an estimated increase to annualized revenues of $977,000. The company currently has proceedings pending in Indiana, New Jersey, North Carolina and Ohio for its regulated water segment totaling $10.1 million.

“The company is pleased that despite the difficult economic environment, we are able to reaffirm the guidance we provided earlier this year,” said Franklin.

Reaffirms 2020 Essential guidance highlights

The company is monitoring the global outbreak of COVID-19 and will update guidance impacts from the outbreak in the future if needed. At this time, the following continues to be the 2020 full-year guidance:

•	Adjusted income per diluted common share (non-GAAP) of $1.53 to $1.58

•	Earnings growth CAGR of 5 to 7 percent for 2019 through 2022

•	Regulated water segment infrastructure investments of approximately $550 million in 2020

•	Regulated natural gas segment infrastructure investments of approximately $400 million in 2020 on full-year basis (adjusted to include capital invested in 2020 prior to Essential’s ownership)

•

Infrastructure investments of approximately $2.8 billion through 2022 in existing operations to rehabilitate and strengthen water, wastewater, and natural gas systems (including regulated natural gas segment capital invested in 2020 prior to Essential’s ownership)

•	Regulated water segment rate base compound annual growth rate of 6 to 7 percent through 2022

•	Regulated natural gas segment rate base compound annual growth rate of 8 to 10 percent through 2022

•	Total annual regulated water segment customer growth of between 2 and 3 percent on average depending upon regulatory approval

•	Gas customer count expected to be relatively stable for 2020

Please refer to the reconciliation of GAAP and non-GAAP financial measures later in this press release for additional information on Essential’s use of non-GAAP financial measures as a supplement to its GAAP results.

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

Earnings Call Information

Date: May 7, 2020

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 888.203.1112 (U.S.) & +1 719.457.0820 (International)

Confirmation code: 3971811

The company’s conference call with financial analysts will take place Thurs., May 7, 2020 at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast live so that interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on May 7, 2020 for 10 business days following the call. To access the audio replay in the U.S., dial 888-203-1112 (pass code 3971811). International callers can dial +1 719-457-0820 (pass code 3971811).

About Essential

Essential is one of the largest publicly traded water, wastewater and natural gas providers in the U.S., serving approximately 5 million people across 10 states under the Aqua and Peoples brands. Essential is committed to excellence in proactive infrastructure investment, regulatory expertise, operational efficiency and environmental stewardship. The company recognizes the importance water and natural gas play in everyday life and is proud to deliver safe, reliable services that contribute to the quality of life in the communities it serves. For more information, visit http://www.essential.co.

Forward-looking statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, among others: the guidance range of adjusted income per diluted common share for the fiscal year ending in 2020; the 3-year earnings growth from 2019 to 2022; the projected total regulated water segment customer growth for 2020; the anticipated amount of capital investment in 2020; the anticipated amount of capital investment from 2020 through 2022; and the company’s anticipated rate base growth from 2020 through 2022. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy, the spread of the COVID-19 virus resulting in business disruptions, the continuation of the company’s growth-through-acquisition program; the company’s continued ability to adapt itself for the future and build value by fully optimizing company assets; general economic business conditions; the company’s ability to fund needed infrastructure; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; availability and access to capital; the cost of capital; disruptions in the credit markets; the success of growth initiatives; the company’s ability to successfully close municipally owned systems presently under agreement; the company’s ability to continue to deliver strong results; the company’s ability to continue to pay its dividend, add shareholder value and grow earnings; municipalities’ willingness to privatize their water and/or wastewater utilities; the company’s ability to control expenses and create and maintain efficiencies; the company’s ability to acquire municipally owned water and wastewater systems listed in its “pipeline”; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports

on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential’s business, please refer to Essential’s annual, quarterly and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Essential Utilities, Inc. and Subsidiaries

Selected Operating Data

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2020	2019
Operating revenues	$255,585	$201,132

Operations and maintenance expense	$106,637	$79,314

Net income	$51,781	$16,924

Basic net income per common share	$0.22	$0.09
Diluted net income per common share	$0.20	$0.09

Basic average common shares outstanding	236,122	178,213
Diluted average common shares outstanding	255,054	178,552

Essential Utilities, Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except per share amounts)

(Unaudited)

	Quarter Ended
	March 31,
	2020	2019
Operating revenues	$255,585	$201,132

Cost & expenses:
Operations and maintenance	106,637	79,314
Purchased gas	12,770	—
Depreciation	45,566	39,074
Amortization	679	336
Taxes other than income taxes	16,436	14,969

Total	182,088	133,693

Operating income	73,497	67,439

Other expense (income):
Interest expense	35,122	27,869
Interest income	(5,035)	(19)
Allowance for funds used during construction	(2,948)	(4,056)
Change in fair value of interest rate swap agreements	—	34,782
Gain on sale of other assets	(105)	(220)
Equity loss (earnings) in joint venture	127	(543)
Other	1,679	872

Income before income taxes	44,657	8,754
Provision for income tax benefit	(7,124)	(8,170)

Net income	$51,781	$16,924

Net income per common share:
Basic	$0.22	$0.09
Diluted	$0.20	$0.09

Average common shares outstanding:
Basic	236,122	178,213

Diluted	255,054	178,552

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measures

(In thousands, except per share amounts)

(Unaudited)

The Company is providing disclosure of the reconciliation of the non-GAAP financial measures to the most comparable GAAP financial measures. The Company believes that the non-GAAP financial measures “adjusted income” and “adjusted income per common share” provide investors the ability to measure the Company’s financial operating performance by adjustment, which is more indicative of the Company’s ongoing performance and is more comparable to measures reported by other companies. The Company further believes that the presentation of these non-GAAP financial measures is useful to investors as a more meaningful way to compare the Company’s operating performance against its historical financial results.

This reconciliation includes a presentation of the non-GAAP financial measures “adjusted income” and “adjusted income per common share” and have been adjusted for the following items:

(1) Transaction-related expenses for the Company’s Peoples acquisition that closed on March 16, 2020, which consists of costs recorded as operations and maintenance expenses for the three months ended March 31, 2020 and 2019 of $25,397 and $6,646, respectively, primarily representing expenses associated with investment banking fees, obtaining regulatory approvals, legal expenses, and integration planning. Additionally included in transaction-related expenses for the three months ended March 31, 2019 are mark-to-market fair value adjustments of $34,782 associated with interest rate swap agreements for debt issued related to the Peoples transaction. The interest rate swap agreements were settled on April 24, 2019, which coincided with the debt financings to partially fund the Peoples acquisition;

(2) In order to illustrate the full-year 2020 effects of the Peoples acquisition as if this transaction closed on January 1, 2020, this adjustment includes both the estimated impact of Peoples Gas pre-tax operating results for the period in 2020 prior to closing from January 1, 2020 to March 15, 2020, as well as the additional net interest expense expected to have been incurred for partially funding the estimated purchase price of Peoples;

(3) The income tax impact of the non-GAAP adjustments described above.

These financial measures are measures of the Company’s operating performance that do not comply with U.S. generally accepted accounting principles (GAAP), and are thus considered to be “non-GAAP financial measures” under applicable Securities and Exchange Commission regulations. These non-GAAP financial measures are derived from our consolidated financial information, if available, and is provided to supplement the Company’s GAAP measures, and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles our GAAP results to the non-GAAP information we disclose :

	Quarter Ended
	March 31,
	2020	2019
Net income (GAAP financial measure)	$51,781	$16,924
Adjustments:
(1) Transaction-related expenses for the Peoples transaction closed March 16, 2020	25,573	41,428
(2) Adjustments to provide full-year 2020 run rate of Peoples operating results, including additional net interest expense	108,132	—
(3) Income tax effect of non-GAAP adjustments	(31,803)	(8,628)

Adjusted income (Non-GAAP financial measure)	$153,683	$49,724

Net income per common share (GAAP financial measure):
Basic	$0.22	$0.09
Diluted	$0.20	$0.09

Adjusted income per common share (Non-GAAP financial measure):
Basic	$0.65	$0.28
Diluted	$0.60	$0.28

Average common shares outstanding:
Basic	236,122	178,213

Diluted	255,054	178,552

Essential Utilities, Inc. and Subsidiaries

Reconciliation of GAAP to Non-GAAP Financial Measure

(Unaudited)

The Company is providing disclosure of the reconciliation of the Company’s outlook of the non-GAAP financial measure “adjusted diluted income per common share” to the most comparable GAAP financial measure “diluted net income per common share.” The diluted income per share guidance for 2020 reflects the completion of the Peoples acquisition March 16, 2020. The Company believes that the non-GAAP financial measure “adjusted diluted income per common share” for Essential’s 2020 full-year illustrative guidance provides investors the ability to measure the Company’s future financial operating performance with adjustments, by providing an estimate of the full-year effects of the Peoples acquisition as if this transaction closed on January 1, 2020. The adjusted results are more indicative of the Company’s future performance and are more comparable to measures reported by other companies. The Company believes that the presentation of this non-GAAP financial measure is more indicative of the Company’s future performance and is more comparable to measures reported by other companies.

This reconciliation includes a presentation of the non-GAAP financial measure “adjusted diluted income per common share” for Essential’s 2020 full-year guidance and has been adjusted for the following items:

(1) Excludes transaction-related expenses for the Company’s Peoples acquisition completed in March 2020, which consisted of costs primarily representing expenses associated with obtaining regulatory approvals, investment banking fees, legal expenses, and integration planning;

(2) Excludes the impact of Peoples transaction-related rate credits of $23 million to be granted to Pennsylvania water and gas customers;

(3) In order to illustrate the full-year 2020 effects of the Peoples acquisition as if this transaction closed on January 1, 2020, this adjustment includes both the estimated impact of Peoples Gas pre-tax operating results for the period in 2020 prior to closing, as well as the additional net interest expense expected to have been incurred for partially funding the estimated purchase price of Peoples;

(4) Excludes the income tax impact of the non-GAAP adjustments described above.

This financial measure is a measure of the Company’s operating performance that does not comply with U.S. generally accepted accounting principles (GAAP), and is thus considered to be a “non-GAAP financial measure” under applicable Securities and Exchange Commission regulations. The non-GAAP financial measure is provided to supplement the Company’s GAAP outlook and should not be considered as a substitute for measures of financial performance prepared in accordance with GAAP.

The following reconciles Essential’s 2020 full-year guidance GAAP outlook to the non-GAAP information that we have provided:

Diluted net income per common share for Essential’s full year 2020 guidance (GAAP financial measure)	$1.05 to $1.10

Adjustments on a per share basis:
(1) Transaction-related expenses for Peoples transaction completed in March 2020	$0.10
(2) Peoples transaction-related commitment to grant rate credits to utility customers	$0.09 +/- $0.01
(3) Adjustment to provide full-year run rate of Peoples operating results, including additional net interest expense	$0.42
(4) Income tax effect of non-GAAP adjustments	($0.15) +/- $0.02

Adjusted diluted income per common share for Essential’s full year 2020 guidance (Non-GAAP financial measure)	$1.53 to $1.58

Essential Utilities, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(In thousands of dollars)

(Unaudited)

	March 31,	December 31,
	2020	2019
Net property, plant and equipment	$8,889,836	$6,345,790
Current assets	368,008	2,015,127
Regulatory assets and other assets	3,671,142	1,001,068

	$12,928,986	$9,361,985

Total equity	$4,613,163	$3,880,860
Long-term debt, excluding current portion, net of debt issuance costs	4,729,034	2,943,327
Current portion of long-term debt and loans payable	496,016	130,775
Other current liabilities	331,358	192,686
Deferred credits and other liabilities	2,759,415	2,214,337

	$12,928,986	$9,361,985